Exhibit 10.65

Loan Agreement between Barbara A. Caulfield and Affymetrix, Inc.

As part of the Employment Offer dated July 16, 2001, Affymetrix, Inc. agrees to loan Barbara A. Caulfield $1,200,000.00 for a term of four years or to the date Barbara A. Caulfield leaves Affymetrix, Inc., which ever comes first.  The loan term begins the day the loan is disbursed.  The rate of interest is at the IRS imputed interest rate on the first day of the term of the loan.

Barbara A. Caulfield will begin paying accrued interest 2 years after the first day of the term of the loan.

/s/ GREGORY T. SCHIFFMAN	/s/ BARBARA A. CAULFIELD
Gregory T. Schiffman	Barbara A. Caulfield
Senior Vice President and Chief Financial Officer	EVP & General Counsel

Date: January 7, 2004